                                                                  EXHIBIT 1

                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                            DATED AS OF JUNE 6, 1999

                                  BY AND AMONG

                              YELLOW CORPORATION,

                             JPF ACQUISITION CORP.

                                      AND

                           JEVIC TRANSPORTATION, INC.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                    THE OFFER
SECTION 1.01.  The Offer...................................................    1
SECTION 1.02.  Company Actions.............................................    2
SECTION 1.03.  Directors...................................................    3
                                   ARTICLE II
                                   THE MERGER
SECTION 2.01.  The Merger..................................................    4
SECTION 2.02.  Effective Time; Closing.....................................    4
SECTION 2.03.  Effects of the Merger.......................................    4
SECTION 2.04.  Certificate of Incorporation and ByLaws of the Surviving        4
               Corporation.................................................
SECTION 2.05.  Directors...................................................    4
SECTION 2.06.  Officers....................................................    4
SECTION 2.07.  Conversion of Shares........................................    4
SECTION 2.08.  Conversion of Purchaser Common Stock........................    4
SECTION 2.09.  Company Option Plans........................................    5
SECTION 2.10.  Shareholders' Meeting.......................................    5
SECTION 2.11.  Merger Without Meeting of Shareholders......................    5
SECTION 2.12.  Earliest Consummation.......................................    6
                                   ARTICLE III
                               PAYMENT FOR SHARES
SECTION 3.01.  Payment for Shares..........................................    6
                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.01.  Organization and Qualification; Subsidiaries................    7
SECTION 4.02.  Authority Relative to This Agreement........................    7
SECTION 4.03.  No Conflict; Required Filings and Consents..................    7
SECTION 4.04.  Certain Approvals...........................................    8
SECTION 4.05.  Opinion of Financial Advisor................................    8
SECTION 4.06.  Brokers.....................................................    8
SECTION 4.07.  Capitalization..............................................    8
SECTION 4.08.  SEC Reports and Financial Statements........................    9
SECTION 4.09.  Information.................................................   10
SECTION 4.10.  Litigation..................................................   10
SECTION 4.11.  Compliance with Applicable Laws.............................   10
SECTION 4.12.  Employee Benefit Plans......................................   10
SECTION 4.13.  Intellectual Property.......................................   12
SECTION 4.14.  Environmental Matters.......................................   12
SECTION 4.15.  Material Adverse Change.....................................   14
SECTION 4.16.  Taxes.......................................................   14
SECTION 4.17.  Labor Matters...............................................   15
SECTION 4.18.  Material Contracts..........................................   16
SECTION 4.19.  Insurance...................................................   16
SECTION 4.20.  Real Property...............................................   16
SECTION 4.21.  Suppliers and Customers.....................................   17
SECTION 4.22.  Accounts Receivable.........................................   17
SECTION 4.23.  Owner/Operators, Agents and Contractors.....................   17

                                                                             PAGE
                                                                             ----
SECTION 4.24.  Year 2000...................................................   17
                                    ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER
SECTION 5.01.  Organization and Qualification..............................   18
SECTION 5.02.  Authority Relative to this Agreement........................   18
SECTION 5.03.  No Conflict; Required Filings and Consents..................   18
SECTION 5.04.  Information.................................................   19
SECTION 5.05.  Financing...................................................   19
                                   ARTICLE VI
                                    COVENANTS
SECTION 6.01.  Conduct of Business of the Company..........................   19
SECTION 6.02.  Access to Information.......................................   21
SECTION 6.03.  Reasonable Best Efforts.....................................   21
SECTION 6.04.  Public Announcements........................................   21
SECTION 6.05.  Indemnification.............................................   21
SECTION 6.06.  No Solicitation.............................................   22
SECTION 6.07.  Notification of Certain Matters.............................   24
SECTION 6.08.  State Takeover Laws.........................................   24
SECTION 6.09.  Employee Matters............................................   24
                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER
SECTION 7.01.  Conditions to Each Party's Obligation to Effect the            25
               Merger......................................................
                                  ARTICLE VIII
                         TERMINATION; AMENDMENTS; WAIVER
SECTION 8.01.  Termination.................................................   25
SECTION 8.02.  Effect of Termination.......................................   26
SECTION 8.03.  Fees and Expenses...........................................   26
SECTION 8.04.  Amendment...................................................   27
SECTION 8.05.  Extension; Waiver...........................................   27
                                   ARTICLE IX
                                  MISCELLANEOUS
SECTION 9.01.  Non-Survival of Representations and Warranties..............   27
SECTION 9.02.  Entire Agreement; Assignment................................   27
SECTION 9.03.  Validity....................................................   28
SECTION 9.04.  Notices.....................................................   28
SECTION 9.05.  Governing Law; Jurisdiction.................................   28
SECTION 9.06.  Descriptive Headings........................................   28
SECTION 9.07.  Counterparts................................................   28
SECTION 9.08.  Parties in Interest.........................................   29
SECTION 9.09.  Certain Definitions.........................................   29
SECTION 9.10.  Remedies....................................................   29
ANNEX I -- CONDITIONS TO THE OFFER

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 6, 1999, by and among Yellow Corporation, a Delaware corporation ("Parent"), JPF Acquisition Corp., a New Jersey corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"), and Jevic Transportation, Inc., a New Jersey corporation (the "Company").

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent, the Purchaser and the holders of shares of Class A Common Stock, no par value (the "Class A Common Shares"), of the Company have entered into a Tender, Voting and Option Agreement, dated the date hereof (the "Tender and Voting Agreement");

     WHEREAS, the Board of Directors of the Company has approved the Tender and Voting Agreement and the transactions contemplated thereby;

     WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the shares of Class A Common Shares and all of the shares of Common Stock, no par value, of the Company (the "Common Shares" and, together with Class A Common Shares, the "Shares") at a price per Share of $14.00 net to the seller in cash (such price, as it may hereafter be increased in accordance with the terms of this Agreement, the "Offer Price") upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger (as hereinafter defined), has determined that the Offer and the Merger are fair and in the best interests of the Company's shareholders (the "Shareholders") and is recommending that the Shareholders accept the Offer and tender all their Shares and adopt and approve this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the New Jersey Business Corporation Act (the "New Jersey Act") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Class A Common Share and Common Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Offer Price in cash;

     WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.01.  The Offer.

     (a) So long as none of the events set forth in clauses (a) through (i) of Annex I hereto ("conditions to the Offer") shall have occurred or exist, the Purchaser shall, and Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as promptly as practicable after the date hereof, but in any event not later than June 14, 1999, the Offer for all outstanding Shares at the Offer Price, net to the seller in cash. The initial expiration date for the Offer shall be the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act. As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC" or the "Commission") the Purchaser's Tender Offer Statement on Schedule 14D-1 (together with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit thereto) the Purchaser's Offer to Purchase (the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the Offer. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions to the Offer. Without the prior written consent of the Company, the Purchaser shall not decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions to the Offer, waive or reduce the Minimum Condition (as defined in Annex I), impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; provided, however, that if all of the conditions to the Offer are then satisfied or waived, the Parent, in order to permit the Merger to become effective without a meeting of Shareholders in accordance with Section 14A:10-5.1 of the New Jersey Act, shall have the right
(i) to extend the Offer for a period or periods aggregating up to ten business days from the then effective expiration date and (ii) thereafter to extend the Offer with the prior written consent of the Company; provided, further, that if Parent elects to extend the Offer pursuant to clause (i) above, Parent and the Purchaser shall be deemed to have permanently and irrevocably waived all of the conditions to the Offer (other than the Minimum Condition and the conditions set forth in clause (a) of the conditions to the Offer) and provided, further, that Parent may extend the Offer to the extent any conditions to the Offer have not been satisfied on the applicable expiration date. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer as of any expiration date, Parent will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer.

     (b) Parent and Purchaser hereby represent and warrant to the Company that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by or on behalf of the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by or on behalf of it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take (and Parent shall cause the Purchaser to take) all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to Shareholders, in each case as and to the extent required by applicable federal securities laws.

     SECTION 1.02.  Company Actions.

     (a) Contemporaneously with the filing of the Offer Documents, the Company shall file with the SEC and mail to the Shareholders a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held on June 3, 1999 (the "Company Board Meeting"), has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its Shareholders, (ii) irrevocably approved the Tender and Voting Agreement, the Offer and the Merger in accordance with Section 14A:10A-1 of the New Jersey Act (and for purposes of any other applicable state takeover law) and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and this Agreement by the Company's Shareholders (in accordance with the requirements of the Company's Restated Certificate of Incorporation and of applicable law); provided, however, that, subject to Section 8.03, such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines reasonably and in good faith that it is necessary under applicable law to do so in the exercise of its fiduciary obligations after being advised with respect thereto by outside counsel; provided, further, however, that notwithstanding any withdrawal, modification or amendment of such recommendation, the Company agrees that if the Purchaser purchases Shares pursuant to the Offer, this Agreement shall be submitted to the Shareholders for approval and adoption at the Special Meeting (if a vote of Shareholders is required to effect the Merger) whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

     (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by or on behalf of the Parent or Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities law.

     (c) In connection with the Offer, the Company will promptly furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Securities, including, without limitation, its stockholders list, mailing labels, security position listings and non-objecting beneficial owners list.

     (d) To the knowledge of the Company, all of its directors and executive officers intend to tender their Shares pursuant to the Offer.

     SECTION 1.03.  Directors.

     (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer representing at least a majority of the votes entitled to be cast by all holders of Shares, and from time to time thereafter so long as the Purchaser and/or Parent (and/or their respective wholly-owned subsidiaries) continue to hold at least such number of Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time (as defined in Section 2.02), the Board shall always have at least one member who is neither an officer, director or designee of the Parent ("Purchaser Insiders").

     (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

     (c) From and after the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the

Purchaser or waiver of any of the Company's rights hereunder, or any other action taken by the Board of Directors of the Company in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the New Jersey Act, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 2.02. Effective Time; Closing. As soon as practicable but in no event later than the fifth business day after the satisfaction or waiver of the conditions described in Article VII hereof, (a) if a vote of Shareholders is required to effect the Merger, the Company and the Purchaser shall execute in the manner required by the New Jersey Act and deliver to the Secretary of State of the State of New Jersey a duly executed and verified certificate of merger or
(b) if the Merger may be consummated without a vote of Shareholders, Purchaser shall execute in the manner required by the New Jersey Act and deliver to the Secretary of State of New Jersey a duly executed and verified certificate of merger. The parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective upon filing of the certificate of merger, unless a later time is specified in such certificate. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     SECTION 2.03. Effects of the Merger. The Merger shall have the effects set forth in Section 14A:10-6 of the New Jersey Act.

     SECTION 2.04. Certificate of Incorporation and ByLaws of the Surviving Corporation.

     (a) The certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     (b) Subject to the provisions of Section 6.05 of this Agreement, the by-laws of the Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     SECTION 2.05. Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 2.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 2.07. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Purchaser, any direct or indirect wholly-owned subsidiary of Parent, in the treasury of the Company or by any direct or indirect wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto ("Excluded Shares")) shall be converted into the right to receive in cash the Offer Price (the "Merger Price").

     SECTION 2.08. Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock, no par value, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation.

     SECTION 2.09. Company Option Plans. The Board of Directors of the Company has adopted such resolutions, and shall take such other actions as may be necessary, so that each outstanding option (an "Option") granted under the Company's 1994 Stock Option Plan and 1997 Incentive Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested and, except to the extent that Parent or the Purchaser and holder of any such Option otherwise agree, immediately following consummation of the Offer, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (i) the excess of the Merger Price over the exercise price thereof and (ii) the number of Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing shall be subject to the obtaining of any necessary consents of holders of awards of Options under the Option Plans, it being agreed that the Company will use its best efforts to obtain any such consent.

     SECTION 2.10.  Shareholders' Meeting.

     (a) If required by the Company's Restated Certificate of Incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its Shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement, whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it;

          (ii) prepare and file with the SEC a preliminary proxy statement or, if the Purchaser shall have accepted for payment and purchased Shares permitting the Purchaser to cast at least a majority of the votes entitled to be cast by all holders of Shares on a fully diluted basis, information statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Statement") to be mailed to its Shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its Shareholders; and

          (iii) subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, include in the Statement the recommendation of the Board of Directors of the Company that Shareholders vote in favor of the approval of the Merger and the adoption of this Agreement; provided, however, that notwithstanding any withdrawal, modification or amendment of the recommendation of the Board of Directors of the Company made at the Company Board Meeting, the Company agrees that if the Purchaser purchases Shares pursuant to the Offer, this Agreement shall be submitted to the Shareholders for approval and adoption at the Special Meeting whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

     (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

     SECTION 2.11.  Merger Without Meeting of Shareholders.  Notwithstanding
Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Class A Common Shares and 90% of the outstanding Common Shares pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of Shareholders, in accordance with Section 14A:10-5.1 of the New Jersey Act.

     SECTION 2.12. Earliest Consummation. Each party hereto shall use its reasonable best efforts to consummate the Merger as soon as practicable.

                                  ARTICLE III

                               PAYMENT FOR SHARES

     SECTION 3.01.  Payment for Shares.

     (a) From and after the Effective Time, a bank or trust company or stock transfer agent mutually acceptable to Parent and the Company (pursuant to an agreement satisfactory to Parent and the Company) shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment of the Merger Price pursuant to Section 2.07.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates (other than Certificates representing Excluded Shares) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the aggregate Merger Price in respect thereof. Upon the surrender of each such Certificate, Parent shall make funds available to the Paying Agent to enable it to, and the Paying Agent shall, pay the holder of such Certificate the Merger Price multiplied by the number of Shares formerly represented by such Certificate in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Excluded Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Price deliverable in respect thereof, provided that the holder of such Certificate shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against it with respect to the Certificate claimed to have been lost, stolen or destroyed.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Purchaser that except as set forth in the section or subsection of the Company Disclosure Statement corresponding to the section or subsection of this

Article IV delivered to Parent and the Purchaser prior to the execution hereof (the "Company Disclosure Statement"):

          SECTION 4.01. Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each subsidiary (as defined in Section 9.09) of the Company (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on the Company (as defined below). The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a Subsidiary), partnership, joint venture or other business association or entity. The term "Material Adverse Effect on the Company" means any change in, or effect on, the business, results of operations, assets, condition (financial or otherwise) or prospects of the Company or any of the Subsidiaries that is or could reasonably be expected to be materially adverse to the Company and the Subsidiaries taken as a whole.

          SECTION 4.02. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Tender and Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Tender and Voting Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or the Tender and Voting Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of a majority of the outstanding Shares to the extent required by the Company's Restated Certificate of Incorporation and by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally (the "Bankruptcy Exceptions") and (ii) is subject to general principles of equity and any implied covenant of good faith and fair dealing. The Board of Directors of the Company has, at the Company Board Meeting, approved and adopted this Agreement, the Offer, the Merger, the Tender and Voting Agreement and the other transactions contemplated hereby and thereby, determined that the Offer Price to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the Shareholders, recommended that the Shareholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and tender their Shares pursuant to the Offer and approved the submission of this Agreement to the Shareholders at the Special Meeting (if required to consummate the Merger) if the Purchaser purchases Shares pursuant to the Offer whether or not the Board of Directors of the Company determines at any time subsequent to the Company Board Meeting that this Agreement no longer advisable and recommends that Shareholders reject it.

          SECTION 4.03.  No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity") or person who is not a Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the New Jersey Act, (iii) applicable state takeover and environmental statutes and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          (b) Except as set forth in clause (a) of this Section 4.03, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Restated Certificate of Incorporation or bylaws of the Company or the comparable organizational documents of any of the Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit or the creation of any Lien (as defined) on any of the property or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected, except for Violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          SECTION 4.04. Certain Approvals. The Board of Directors of the Company has taken appropriate irrevocable action (a) such that the provisions of Section 14A:10A-1 of the New Jersey Act will not apply to the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Tender and Voting Agreement and (b) such that the provisions of any other state takeover law will not be applicable to the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Tender and Voting Agreement.

          SECTION 4.05. Opinion of Financial Advisor. The Company has received the written opinion of Janney Montgomery Scott Inc. to the effect that, as of the date hereof, the Offer Price is fair to the Shareholders from a financial point of view.

          SECTION 4.06. Brokers. Except for the engagement of Janney Montgomery Scott Inc. (a copy of whose engagement letter previously has been delivered by the Company to Parent), none of the Company, any of the Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

          SECTION 4.07. Capitalization. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the Restated Certificate of Incorporation and the by-laws, each as amended to the date hereof, of the Company. The authorized capital stock of the Company consists of 10,000,000 Class A Common Shares, 40,000,000 Common Shares and 10,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). As of the close of business on the day prior to execution of this Agreement, there were no shares of Preferred Stock issued or outstanding. As of the close of business on the day prior to execution of this Agreement, (i) there were 5,739,544 Class A Common Shares issued, none of which were owned by the Company or a wholly-owned Subsidiary and
     (ii) there were 4,994,303 Common Shares issued, none of which were owned by the Company or a wholly-owned Subsidiary. The Company has no shares of capital stock reserved for issuance, except that, as of the day prior to execution of this Agreement, there were 1,564,056 Common Shares reserved for issuance pursuant to Options outstanding on the date hereof pursuant to the Option Plans as listed in Section 4.07 of the Company Disclosure Statement. Since the day prior to execution of this Agreement, the Company has not issued any Options or shares of capital stock except pursuant to the exercise of Options outstanding as of such date and in accordance with their terms or pursuant to the conversion of Class A

     Shares into Common Shares. All the outstanding Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of the Subsidiaries issued and outstanding. Except for the Options, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries, obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Subsidiaries as are owned by the Company or by a wholly owned Subsidiary are free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Section 4.07 of the Company Disclosure Statement contains a complete list as of the date hereof of each Subsidiary and sets forth with respect to each of the Subsidiaries its name and jurisdiction of organization and the number of shares of capital stock or share capital owned by the Company and each other person.

          SECTION 4.08.  SEC Reports and Financial Statements.

          (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC until the date hereof (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and, as of their respective dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows (including the notes thereto) for each of the three years in the period ended December 31, 1998 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K for the year ended December 31, 1998 included in the SEC Reports present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles applied on a consistent basis as of and during the periods involved ("GAAP").

          (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Company contained in the Forms 10-Q for the periods ended March 31, 1999 included in the SEC Reports (collectively, the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X under the Exchange Act. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly and do present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries for the period presented therein in conformity with GAAP applied on a consistent basis during the periods involved.

          (d) The Company and the Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise) except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at March 31, 1999 included in the Quarterly Financial Statements (the "Company Balance Sheet"), (ii) incurred in the ordinary course of business consistent with past practice since such date or (iii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          SECTION 4.09. Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 (including the information included therein in order to comply with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder), (iii) the Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Statement, at the date it or any amendment or supplement is mailed to Shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or the Purchaser in writing specifically for inclusion in the Statement.

          SECTION 4.10. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, except for suits, actions and proceedings that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Subsidiaries, except for judgments, decrees, injunctions and orders that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          SECTION 4.11. Compliance with Applicable Laws. The Company and the Subsidiaries have been in compliance with all laws, regulations and orders of any Governmental Entity applicable to it or the Subsidiaries, except for such failures so to comply which, individually and in the aggregate, would not have a Material Adverse Effect on the Company. The business operations of the Company and the Subsidiaries have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company, any Subsidiary nor any director, officer, agent, employee or other person associated with or acting on behalf of any of them has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to political activity, or made any direct or indirect unlawful payments to governmental officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

          SECTION 4.12.  Employee Benefit Plans.

          (a) Section 4.12 of the Company Disclosure Statement includes a complete list of all bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance, incentive, or other employee benefit plans, programs and agreements providing benefits to any employee, former employee, director or former director of the Company or any of the Subsidiaries sponsored or maintained by or on behalf of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries contributes or is obligated to contribute (collectively, the "Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of
     Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

          (c) The Company and each of the Subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of
     Section 401(a) of the Code, the IRS has issued a favorable determination letter, and to the knowledge of the Company nothing has occurred at the date hereof that would reasonably be expected to cause the loss of such qualification.

          (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

          (e) With respect to each plan which is subject to Title IV or Section 302 of ERISA or Section 412 of the Code maintained or contributed to (or required to be contributed to) by the Company, any Subsidiary or any ERISA Affiliate (as hereinafter defined), (i) there does not now exist, nor do any circumstances exist that could result in, any liability of the Company or any of the Subsidiaries under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) neither the Company nor any of the Subsidiaries has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) and there has been no waiver or application for a waiver of any minimum funding standard or extension of any amortization period under Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA and the regulations thereunder) has occurred or is expected to occur, (iv) no notice of intent to terminate has been filed with the Pension Benefit Guaranty Corporation, (v) the Pension Benefit Guaranty Corporation has not instituted any proceedings to terminate the plan or to appoint a trustee to administer the plan, and (vi) there has been no event requiring disclosure under Section 4063(a) of ERISA. For purposes of this Section 4.12, the term "ERISA Affiliate" shall mean any business or entity (whether or not incorporated) which is a member of the same "controlled group of corporations", under "common control" or an "affiliated service group" with the Company or any Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code, or is under "common control" with the Company or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA.

          (f) Neither the Company nor any Subsidiary nor any ERISA Affiliate has been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any plan which is a multiemployer plan as defined in ERISA Section 3(37) (a "Multiemployer Plan"). Neither the Company nor any Subsidiary nor any ERISA Affiliate has completely or partially withdrawn from any Multiemployer Plan. No Multiemployer Plan as to which the Company, any Subsidiary or any ERISA Affiliate is required to contribute is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA. The Company has delivered to Parent a schedule showing the contributions of the Company, any of the Subsidiaries, and any ERISA Affiliates to each of the Multiemployer Plans for the most recent five plan years.

          (g) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of the Subsidiaries. The only severance agreements or severance policies applicable to the

     Company or any of the Subsidiaries in the event of a change of control of the Company are the agreements referred to in Section 4.12 of the Company Disclosure Statement.

          (h) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened in connection with any of the Plans (other than routine claims for benefits).

          (i) Neither the Company nor any of the Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other welfare benefits to any employee, former employee, director or former director upon his retirement or termination of service, and neither the Company nor any of the Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee, former employee, director or former director that such benefits would be provided.

          (j) The Company and the Subsidiaries are in compliance with the continuation coverage provisions of Section 601 et seq. of ERISA and
     Section 4980B of the Code.

          SECTION 4.13.  Intellectual Property.

          (a) Except as would not, individually and in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and each of the Subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, clear of any Liens of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (ii) except for Intellectual Property which is the subject of a patent application of which the Company has no knowledge, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or the Subsidiaries.

          (b) For purposes of this Agreement, "Intellectual Property" shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, computer software programs and applications (including imbedded software), the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

          SECTION 4.14 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) no Hazardous Substances (as defined below) are present at, on or under any real property currently or, to the Company's knowledge, formerly owned, leased or operated by the Company or any Subsidiary to an extent or in a manner or condition now requiring investigation, response, corrective action or other action, or, to the Company's knowledge, that could result in liability of, or costs to, the Company or any of the Subsidiaries, under any Environmental Law (as defined below), (ii) there is currently no civil, criminal or administrative action, suit, demand, hearing, proceeding notice of violation, investigation, notice or demand letter, or request for information pending or to the knowledge of the Company, threatened, under any Environmental Law against the Company or any of the Subsidiaries, (iii) the Company and the Subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims or notices, (iv) the Company and each of the Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and, to the Company's knowledge, have no liability under any, applicable Environmental Laws, (v) the Company has not been notified about any property or facility currently or, to the Company's knowledge as of the date hereof, formerly owned, leased or operated by the Company or any of the Subsidiaries or any of their respective predecessors-in-interest, or at which Hazardous Substances of the Company or any of the Subsidiaries have been stored, treated or disposed of is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any comparable state or foreign list established under any Environmental Law,
     (vi) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits held by the Company or any of the Subsidiaries, and will not require any notification, disclosure, registration, reporting, filing, investigation, remediation or other action under any Environmental Law, (vii) no friable asbestos is present in, on, or at any property, facility or equipment of the Company or any of the Subsidiaries, (viii) there are no past or present events, conditions, activities, or practices which could reasonably be expected to prevent the Company and the Subsidiaries' compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of the Company or any of the Subsidiaries under any Environmental Law, (ix) no Lien has been asserted or recorded, or to the knowledge of the Company and each of the Subsidiaries threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by the Company or any of the Subsidiaries, (x) neither the Company nor any of the Subsidiaries has assumed by contract or agreement any liabilities or obligations arising under any Environmental Law including, without limitation, any such liabilities or obligations with respect to formerly owned, leased or operated real property or facilities, or former divisions or subsidiaries, (xi) neither the Company nor any of the Subsidiaries has entered into or agreed to any judgment, decree or order by any judicial or administrative tribunal or agency and neither the Company nor any of the Subsidiaries is subject to any judgment, decree order or agreement, in each case relating to compliance with any Environmental Law or requiring the Company or any of the Subsidiaries to conduct any investigation, response, corrective or other action with respect to any Hazardous Materials under any Environmental Law, and (xii) there are no underground storage tanks or above storage tanks or related piping at any real property owned, operated or leased by the Company or any of the Subsidiaries, and any former such tanks and piping on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

          For purposes of this Agreement, the term "Environmental Laws" means the common law and all applicable federal, state, local and foreign laws, rules, regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of human health and safety or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, subsurface strata, and natural resources such as wetlands, flora, fauna), including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. For purposes of this Agreement, the term "Hazardous Materials" means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, chemical, compound, material or substance, including without limitation, petroleum or any petroleum product, including crude oil or any fraction thereof, subject to regulation by or that can give rise to liability under any Environmental Law. For purposes of this Agreement, the term "Environmental Permit" means any permit, license, approval, consent or other authorization provided or issued by any government or regulatory authority pursuant to an Environmental Law.

          The Company has made available to the Purchaser and Parent all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in the possession or control of the Company or any Subsidiary relating to the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, leased or used by the Company or any of the Subsidiaries or in any way concerning compliance by the Company and any Subsidiaries with, or liability of any of them, under, any Environmental Law.

          SECTION 4.15.  Material Adverse Change.

          (a) Since March 31, 1999, there has not been any change, or any development that is reasonably likely to result in a change, in the business, results of operations, assets, condition (financial or otherwise) or prospects of the Company or any of the Subsidiaries that is materially adverse, or is reasonably expected to be materially adverse, to the Company and the Subsidiaries taken as a whole. Since March 31, 1999, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly:

             (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock of the Company;

             (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

             (iii) any payment or granting by the Company or any of the Subsidiaries of any increase in compensation to any director, officer or, other than in the ordinary course of business consistent with past practice, employee of the Company or any of the Subsidiaries;

             (iv) any granting by the Company or any of the Subsidiaries to any such director, officer or, other than in the ordinary course of business consistent with past practice, employee of any increase in severance or termination pay;

             (v) any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any such director, officer or, other than in the ordinary course of business consistent with past practice;

             (vi) any adoption or increase in payments to or benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company or any of the Subsidiaries;

             (vii) any change in accounting methods, principles or practices by the Company or any of the Subsidiaries, except insofar as may have been required by changes in GAAP; or

             (viii) any agreement to do any of the things described in the preceding clauses (i) through (vii).

          SECTION 4.16. Taxes. (i) The Company and each Subsidiary have prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed for any period (or portion thereof) through the date hereof, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or such Subsidiary, and each such Tax Return is accurate and complete; (ii) the Company and each Subsidiary have timely paid all Taxes due and payable by them through the date hereof and have made adequate provision (in accordance with GAAP) for any Taxes attributable to any taxable period (or portion thereof) of the Company and/or such Subsidiary ending on or prior to the date hereof that are not yet due and payable; (iii) the Company and each Subsidiary have withheld and paid in a timely manner all Taxes required to have been withheld and paid by them; (iv) any deficiencies or assessments asserted in writing against the Company and/or any Subsidiary by any taxing authority through the date hereof have been paid or fully and finally settled; (v) neither the Company nor any Subsidiary is presently under examination or audit by any taxing authority and, to the best knowledge of the Company, no examination or audit of the Company or any Subsidiary is pending or threatened by any taxing authority; (vi) no extension of the period for assessment or collection of any Tax of the Company or any Subsidiary is currently in effect and no extension of time within which to file any Tax Return of the Company or any Subsidiary has been requested, which Tax Return has not since been filed; (vii) neither the Company nor any Subsidiary has made or agreed to make or was or is required to make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law); (viii) there are no Tax sharing agreements or arrangements to which the Company or any Subsidiary is a party other than the Tax Indemnity Agreement dated October 3, 1997; (ix) neither the Company nor any

     Subsidiary has made an election under Section 341(f) of the Code (or any similar provision of state, local or foreign law); (x) neither the Company nor any Subsidiary is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law); (xi) no stock of the Company is a "United States real property interest," within the meaning of Section 897(c) of the Code; and (xii) the Company has delivered to Purchaser true and complete copies of (a) all Federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any Subsidiary for all open years (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued by the IRS or any other taxing authority with respect to any period that is still open.

          SECTION 4.17.  Labor Matters.

          (a) Neither the Company nor any of the Subsidiaries is party to any collective bargaining or other labor union contract. There are no petitions for union representation election, labor disputes, strikes, work stoppages, work slowdowns, "work-to-rule" actions or similar actions against the Company or any of the Subsidiaries pending or, to the Company's knowledge, threatened which may interfere with the respective business activities of the Company or any of the Subsidiaries. There is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened before the national Labor Relations Board or any similar state or foreign agency. To the knowledge of the Company, no charges with respect to or relating to the Company or any Subsidiary are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or any Governmental Entity responsible for the enforcement of employee health and safety (including under the Occupational Safety and Health Act and the regulations thereunder). The Company has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws or employee health and safety laws to conduct an investigation with respect to or relating to the Company or any Subsidiary and no such investigation is in progress. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any Subsidiary, any applicant for employment or classes of the foregoing alleging any breach by the Company or any Subsidiary of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship or any employee health and safety laws.

          (b) The Company and each of the Subsidiaries has paid in full, or fully accrued for in the financial statements of the Company, all wages, salaries, commissions, bonuses, severance payments, vacation payments, holiday pay, sick pay, pay in lieu of compensatory time and other compensation due or to become due to all current and former employees of the Company and each Subsidiary for all services performed by any of them on or prior to the date hereof. The Company and each of its Subsidiaries has withheld and paid in a timely manner all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor. The Company and the Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to the employment of labor including, without limitation, laws, rules and regulations relating to payment of wages, employment and employment practices, terms and conditions of employment, hours, immigration, discrimination, child labor, occupational health and safety, collective bargaining and the payment and withholding of taxes and other sums required by governmental authorities.

          (c) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), (i) neither the Company nor any Subsidiary has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, (ii) there has not occurred a "mass Layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary; nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation, and (iii) none of the employees of the Company or any Subsidiary has suffered an "employment loss" (as defined in the WARN
     Act) during the six-month period prior to the date of this Agreement.

          SECTION 4.18. Material Contracts. There are no (i) agreements of the Company or any of the Subsidiaries containing an unexpired covenant not to compete or similar restriction applying to the Company or any of the Subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company or any of the Subsidiaries is a party, (iii) providing for payment based on revenues, sales or profits, (iv) agreements between the Company or any of the Subsidiaries, on the one hand, and any affiliate of the Company, on the other hand or (iv) other contracts or amendments thereto that would be required to be filed and have not been filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (collectively, the "Material Contracts"). Assuming each Material Contract constitutes a valid and binding obligation of each other party thereto, each Material Contract is a valid and binding obligation of the Company or the applicable Subsidiary, as the case may be. To the Company's knowledge, each Material Contract is a valid and binding obligation of each other party thereto, and each such Material Contract is in full force and effect and is enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as such enforcement may be limited by the Bankruptcy Exceptions and subject to general principles of equity (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing. To the best knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company, any Subsidiary or any third party under any of the Material Contracts.

          SECTION 4.19. Insurance. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is consistent with industry practice for companies (i) engaged in similar businesses and (ii) of at least similar size to that of the Company and the Subsidiaries, and have maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or the Subsidiaries or any of the properties owned, occupied or controlled by the Company or any of the Subsidiaries, in such amount as reasonably deemed necessary by the Company.
     Section 4.19 of the Company Disclosure Statement sets forth a complete and correct list of all insurance policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any of the Subsidiaries thereunder, or, lieu thereof, a copy of the cover page for each such policy) providing coverage in favor of the Company or any of the Subsidiaries or any of their respective properties. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no material default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company Balance Sheet reflects adequate reserves for any insurance programs which require (or have required) the Company or any of the Subsidiaries to retain a portion of each loss, including, but not limited to, deductible and self-insurance programs.

          SECTION 4.20. Real Property. Section 4.20 of the Company Disclosure Statement identifies all real property owned, leased or used by the Company or any of the Subsidiaries in the conduct of its business. The Company and each of the Subsidiaries has good and marketable title to all of its owned properties and assets, free and clear of all liens (statutory or otherwise), mortgages, chattels, pledges, privileges, security interests, hypothecations or encumbrances, except for those disclosed in the financial statements included in the SEC Report and except for liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which the Company or any of the Subsidiaries lease from others real property are valid and effective in accordance with their respective terms except where the lack of such validity and effectiveness would not have a Material Adverse Effect on the Company.

          SECTION 4.21. Suppliers and Customers. Except as would not, individually and in the aggregate, have a Material Adverse Effect on the Company, since March 31, 1999, no licensor, vendor, supplier, licensee or customer of the Company or any of the Subsidiaries has canceled or otherwise modified its relationship with the Company or any of the Subsidiaries other than consistent with past practice and, to the Company's knowledge, (i) no such person has notified the Company or any Subsidiary of its intention to do so, and (ii) the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

          SECTION 4.22. Accounts Receivable. Subject to any reserves set forth in the Company Balance Sheet, the accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business, were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim, and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company and the Subsidiaries arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained or realization of the accounts receivable shown in the Company Balance Sheet.

          SECTION 4.23. Owner/Operators, Agents and Contractors. The Company and/or the Subsidiaries utilize, and have previously utilized, owner/operators, contractors, agents, or other individuals in their operations for whom the Company and/or the Subsidiaries have adopted the position that said owner/operators, contractors, agents or other individuals are not employees for tax reporting and withholding or any other purpose. The procedures adopted and implemented by the Company and/or the Subsidiaries for the utilization of said owner/operators, contractors, agents and other individuals have been designed to comply in all material respects with the criteria set forth in all applicable federal or state statutes, rules, regulations, orders, opinions and other authority for the treatment by the Company and/or the Subsidiaries of said owner/operators, contractors, agents and other individuals as non-employees.

          SECTION 4.24. Year 2000. Either (i) all Information Systems and Equipment (as defined below) are in all material respects either Year 2000 Compliant (as defined below) or (ii) any reprogramming, remediation, or any other corrective action, including the internal testing of all such Information Systems and Equipment, will be completed in all material respects by August 31, 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable consequence of failure to become Year 2000 Compliant, to the Company and the Subsidiaries (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in a Material Adverse Effect on the Company.

          "Year 2000 Compliant" means that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same and multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs today and shall not otherwise materially impair the accuracy or functionality of Information Systems and Equipment.

          "Information Systems and Equipment" means all computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by the Company or any of the Subsidiaries, including through third-party service providers, and which, in whole or in part, are used, operated, relied upon, or integral to, the Company's or any of the Subsidiaries' conduct of their business.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

     Parent and the Purchaser, jointly and severally, represent and warrant to the Company as follows:

          SECTION 5.01. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent (as defined below). The term "Material Adverse Effect on Parent" means any change or prospective change in, or effect or prospective effect on, the business, results of operations, condition (financial or otherwise) of prospects of Parent or any of its subsidiaries that is or could reasonably be expected to be materially adverse to Parent and its subsidiaries taken as a whole.

          SECTION 5.02. Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Tender and Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Tender and Voting Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement and the Tender and Voting Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Tender and Voting Agreement have been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company (and, with respect to the Tender and Voting Agreement, the other parties thereto), constitute valid and binding obligations of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by the Bankruptcy Exceptions and (ii) is subject to general principles of equity.

          SECTION 5.03.  No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement or the Tender and Voting Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or thereby or compliance by Parent and the Purchaser with any of the provisions hereof or thereof will require any Consent of any Governmental Entity or person who is not a Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the New Jersey Act, (iii) applicable state takeover and environmental statutes and (iv) compliance with the HSR Act.

          (b) Except as set forth in clause (a) of this Section 5.03, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected.

          SECTION 5.04. Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in (i) the Offer Documents, (ii) the Schedule 14D-9 (including the information included therein in order to comply with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder), (iii) the Statement or (iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Statement, at the date it or any amendment or supplement is mailed to Shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.05. Financing. Parent has available sufficient cash in immediately available funds, together with available credit lines, to pay or to cause the Purchaser to pay the Offer Price with respect to all Shares permitted to be outstanding pursuant to this Agreement.

                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.01. Conduct of Business of the Company. Except as required by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts, and will cause each of the Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise required or permitted by this Agreement or as set forth in Section 6.01 of the Company Disclosure Statement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

          (a) adopt any amendment to its certificate of incorporation or by laws or comparable organizational documents;

          (b) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares pursuant to: (A) the exercise of Options outstanding on the date hereof pursuant to the terms thereof as in effect on the date hereof or as modified as contemplated by Section 2.10, or (B) the conversion of Class A Common Shares, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, capital stock, rights thereto or other assets, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of the wholly-owned Subsidiaries;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for (A) increases in salary, wages and benefits of non-executive officers or employees of the Company or the Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in salary, wages and benefits granted to officers and employees of the Company or the Subsidiaries in conjunction with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice, or (C) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of the Subsidiaries), or (ii) pay any benefit not required by any existing plan or arrangement, or (iii) grant any severance or termination pay (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or polices), or (iv) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Subsidiaries, or (v) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law or regulation;

          (f) acquire, sell, lease, mortgage, encumber or dispose of any assets (other than inventory) or securities with a value, individually or in the aggregate, in excess of $20.0 million, in the case of rolling stock, or $3.0 million in the case of other assets or securities, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Subsidiary and the Company or another wholly-owned Subsidiary of the Company;

          (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary and the Company or another wholly-owned Subsidiary;

          (h) modify, amend or terminate any of the Material Contracts or waive, release or assign any rights or claims thereunder, except in the ordinary course of business and consistent with past practice;

          (i) change any of the accounting methods used by it unless required by GAAP, make any material Tax election or change or revoke any material Tax election already made, adopt, request or consent to any new material Tax accounting method, change any material Tax accounting method unless required by applicable law, enter into any material closing agreement, settle any material Tax claim or assessment or consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

          (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries (other than the Merger);

          (k) pay, discharge or satisfy, or fail to pay, discharge or satisfy, any claim, liability or obligation (contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

          (l) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms thereof or materially delay such consummation; or

          (m) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 6.02. Access to Information. From the date hereof until the Effective Time, the Company will, and will cause the Subsidiaries, and each of its and their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, provide Parent, the Purchaser and any person providing financing for the Offer or the Merger ("Financing Sources") and their respective officers, employees, counsel, advisors, representatives (collectively, the "Parent Representatives") reasonable access, during normal business hours and upon reasonable notice, to the officers and employees, offices and other facilities and to the books and records of the Company and the Subsidiaries, as will permit Parent and the Purchaser to make inspections of such as either of them may reasonably require during normal business hours and will cause the Company Representatives and the Company's Subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such other information with respect to the business, operations and prospects of the Company and the Subsidiaries during normal business hours as Parent and the Purchaser may from time to time reasonably request. Unless otherwise required by law, Parent and the Purchaser will, and will cause the Parent Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, the Purchaser or the Parent Representatives. The Company agrees to make reasonably available its executive officers for presentations to any Financing Sources. In the event of termination of this Agreement for any reason, Parent and the Purchaser will, and will cause the Parent Representatives to, return to the Company all copies of written information furnished by the Company or any of the Company Representatives to Parent or the Purchaser or the Parent Representatives and destroy all memoranda, notes and other writings prepared by Parent, the Purchaser or the Parent Representatives based upon or including the information furnished by the Company or any of the Company Representatives to Parent or the Purchaser or the Parent Representatives (and Parent will certify to the Company that such destruction has occurred).

     SECTION 6.03. Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer and this Agreement.

     In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 6.04. Public Announcements. So long as this Agreement is in effect, Parent, the Purchaser and the Company agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

     SECTION 6.05.  Indemnification.

     (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company as provided in the Company's Restated Certificate of Incorporation or by laws, in an agreement between any such person and the Company, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect indefinitely after the Effective Time. Parent also agrees to indemnify all current and former directors and officers of the Company ("Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers or directors of the Company or any of the Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees occurring prior to the Effective Time. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's reasonable legal and other expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation, preparation and settlement) incurred in connection therewith; provided, however, that Parent shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties. Parent shall be entitled to participate in the defense of any such action or proceeding, and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.05.

     (b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.05(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     SECTION 6.06.  No Solicitation.

     (a) The Company represents and warrants to, and covenants and agrees with, Parent and the Purchaser that neither the Company nor any of the Subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement. The Company shall, and shall cause the Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Company and the Board of Directors of the Company shall not, and the Company shall cause the Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (w) withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of the Board of Directors of the Company of this Agreement or any of the transactions contemplated hereby or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets or business of, or a 15% or more voting equity interest in (including by way of a tender offer), or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of the Subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction"), or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated hereby. Notwithstanding anything to the contrary in the foregoing, the Company may, prior to the purchase of Shares pursuant to the Offer, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and the Subsidiaries) from a Third Party or in response to an unsolicited all cash tender offer for any and all Shares (i) furnish or disclose non-public information to such Third Party, (ii) negotiate, discuss or otherwise communicate with such Third Party and (iii) in the case of an unsolicited all cash tender offer for any and all Shares, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement and the transactions contemplated hereby or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to Shareholders, in each case only if the Board of Directors of the Company determines in good faith: (1) (after consultation with Janney Montgomery Scott Inc.) that such proposal or such unsolicited all cash tender offer, as the case may be, is more favorable to the Shareholders from a financial point of view than the transaction contemplated hereby (including any adjustment to the terms and conditions proposed by Parent and the Purchaser in response to such proposal or such unsolicited all cash tender offer, as the case may be), (2) (after consultation with Janney Montgomery Scott Inc.) that sufficient financing is obtainable with respect to such proposal or such unsolicited all cash tender offer, as the case may be, such that the proposed Acquisition Transaction will be consummated without material delay and (3) that the proposed Acquisition Transaction (including, if applicable, such an unsolicited all cash tender offer) is not subject to any regulatory approvals that could reasonably be expected to prevent or materially delay its consummation (a proposal with respect to an Acquisition Transaction (including, if applicable, such an unsolicited all cash tender offer) meeting the requirements of clauses (1) through (3) is referred to herein as a "Superior Proposal"). Prior to furnishing or disclosing any non-public information to, or entering into negotiations, discussions or other communications with, such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"), but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company. The Company shall provide to Parent copies of all such non-public information delivered to such Third Party concurrently with such delivery. Notwithstanding the foregoing, the Company and the Board of Directors of the Company shall not, and the Company shall cause its affiliates not to, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or enter into a definitive agreement with respect to a Superior Proposal unless (w) the Company has given Parent three business days' notice of the intention of the Board of Directors to withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or the intention of the Company to enter into such definitive agreement, as the case may be, (x) if Parent makes a counter-proposal within such three business day period, the Board of Directors of the Company shall have determined, in light of any such counter-proposal, that the Third Party Acquisition Transaction proposal is still a Superior Proposal, (y) the Company concurrently terminates this Agreement in accordance with the terms hereof and pays any Termination Fee (as defined) required under Section 8.03(b) and agrees to pay any other amounts required under such Section 8.03(b), and (z) with respect to a definitive agreement, such agreement permits the Company to terminate it if it receives a Superior Proposal, such termination and related provisions to be on terms no less favorable to the Company, including as to fees and reimbursement of expenses, as those contained herein.

     (b) The Company shall promptly (but in any event within one day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of the Subsidiaries or any of its or their bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.08(a). The Company shall promptly (but in any event within one day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a Third Party, including (i) the calling of meetings of the Board of Directors of the Company to take action with respect to such Acquisition Transaction, (ii) the execution of any letters of intent, memoranda of understanding or similar non-binding agreements with respect to such Acquisition Transaction, (iii) the waiver of any standstill agreement to which the Company is or becomes a party,
(iv) the determination by the Board of Directors of the Company to recommend to the Shareholders that they approve or accept a Superior Proposal or withdraw or modify in a manner adverse to the Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, (v) the determination by the Company to publicly disclose receipt of a Superior Proposal and (vi) the waiver by the Company of any confidentiality agreement with a person proposing a Superior Proposal. For the avoidance of doubt, the Company agrees that it will not enter into any definitive agreement with respect to a Superior Proposal unless and until Parent has been given notice of the identity of the parties making such Superior Proposal, the terms thereof and developments referred to in the preceding sentence and the intent to enter into such a definitive agreement at least three business days prior to the entering into such agreement.

     SECTION 6.07. Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 6.08. State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, and the Tender and Voting Agreement of any state takeover law. The Board of Directors of the Company shall not amend, modify or rescind the approval of any purchase of Shares in the Offer for purposes of Section 14A:10A-1 of the New Jersey Act.

     SECTION 6.09.  Employee Matters.

     (a) On and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Company Plans disclosed in the Company Disclosure Statement for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries. Parent and the Company agree that the Surviving Corporation and its subsidiaries shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date hereof and disclosed in the Company Disclosure Schedule.

     (b) If employees of the Surviving Corporation and its subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its subsidiaries, Parent shall cause such plan to (i) waive any preexisting condition limitations for conditions under the applicable medical, health or dental plans of the Company and its subsidiaries (other than any limitation already in effect with respect to the applicable employee that has not been satisfied as of the Effective Time under the applicable Company Plan) and (ii) honor any deductible and out-of-pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

     (c) Nothing in this Section 6.09 shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation and their subsidiaries from taking any action or refraining from taking any action that the Company and its subsidiaries prior to the Effective Time, could have taken or refrained from taking.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver in writing by each party hereto, at or before the Effective Time, of each of the following conditions:

          (a) Purchase of Shares. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof.

          (b) Shareholder Approval. The Shareholders shall have duly approved and adopted this Agreement and the transactions contemplated by this Agreement, to the extent required under applicable law.

          (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

          (d) Antitrust. The expiration or termination of all applicable waiting periods relating to the Merger under the HSR Act and any applicable foreign antitrust laws, if applicable, shall have occurred.

                                  ARTICLE VIII

                        TERMINATION; AMENDMENTS; WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the Shareholders has been obtained:

          (a) by the mutual written consent of Parent and the Company;

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and if (i) the Purchaser fails to commence the Offer as provided in Section 1.01 hereof, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before August 31, 1999 (provided that if the only unsatisfied condition to the Offer at August 31, 1999 is the expiration or termination of all applicable waiting periods relating to the Offer under the HSR Act, termination pursuant to this clause (ii) may not occur until after October 31, 1999), (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or this Agreement or
     (iv) the Merger shall not have occurred on or before December 31, 1999;

          (c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided that Parent may terminate this Agreement pursuant to this Section 8.01(c) only if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer;

          (d) by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

          (e) by the Company if prior to the purchase by the Purchaser of any Shares in the Offer (i) there shall have occurred, on the part of Parent or the Purchaser, a material breach of any representation or warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within ten business days after written notice of such breach is given by the Company to the party committing the breach or
     (ii) (A) (x) the Company proposes entering into a definitive agreement with respect to a Superior Proposal or (y) the Board of Directors of the Company recommends a Third Party

     Acquisition Transaction which is an unsolicited all cash tender offer for any and all Shares and which constitutes a Superior Proposal, (B) the Company gives Parent the three business days' notice as required pursuant to the last sentence of Section 6.06(a), (C) if a counter-proposal was made by Parent within such three business day period, the Board of Directors of the Company has determined, in light of the counter-proposal, that the Third Party Acquisition Transaction (or proposal therefor) is still a Superior Proposal as required by the last sentence of Section 6.06(a) and
     (D) the Company pays any Termination Fee and any other amounts required under Section 8.03(b);

          (f) by Parent if prior to the purchase by the Purchaser of any Shares in the Offer (i) there shall have occurred, on the part of the Company, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within ten business days after written notice of such breach is given by Parent to the Company, (ii) there shall have occurred, on the part of any shareholder party to the Tender and Voting Agreement, a material breach of any representation, warranty, covenant or agreement contained in the Tender and Voting Agreement which is not curable or, if curable, is not cured within five business days after written notice of such breach is given by Parent to the applicable shareholder or (iii) if the Board of Directors of the Company or committee thereof shall have withdrawn or modified (or shall have resolved to withdraw or modify) in a manner adverse to Parent, its approval or recommendation of this Agreement or any of the transactions contemplated hereby or shall have recommended (or resolved to recommend) an Acquisition Transaction (other than the Offer and Merger) to the Shareholders; or

          (g) by Parent if it is not in material breach of its obligations hereunder or under the Offer and no Shares shall have been purchased pursuant to the Offer on or before August 31, 1999 (provided that if the only unsatisfied condition to the Offer at August 31, 1999 is the expiration or termination of all applicable waiting periods relating to the Offer under the HSR Act, termination pursuant to this clause (g) may not occur until October 31, 1999).

     SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.02, Section 8.03 and the last sentence of Section 6.08, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

     SECTION 8.03.  Fees and Expenses.

     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) In the event this Agreement is terminated pursuant to Section 8.01(e)(ii) or 8.01(f)(iii), then the Company shall (i) promptly reimburse Parent for the documented fees and expenses of Parent and the Purchaser related to this Agreement and the transactions contemplated hereby not to exceed $1.0 million and (ii) promptly pay Parent a Termination Fee of $4.75 million, in each case by wire transfer of same day funds to an account designated by Parent as a condition of such termination. In the event this Agreement is terminated pursuant to Section 8.01(f)(i) or 8.01(f)(ii), the Company shall promptly reimburse Parent for the documented fees and expenses of Parent and the Purchaser related to this Agreement and the transactions contemplated hereby not to exceed $1.0 million by wire transfer of same day funds to an account designated by Parent.

     (c) In the event that (i) prior to the termination of this Agreement, a Third Party shall have made a proposal regarding an Acquisition Transaction and
(ii) thereafter (x) such proposal is publicly disclosed and August 31, 1999 occurs (or, if the only unsatisfied condition to the Offer at August 31, 1999 is the expiration or termination of all applicable waiting periods relating to the Offer under the HSR Act, October 31, 1999 occurs) without the Minimum Condition being satisfied (other than as a result of a material breach hereof by Parent or the Purchaser that has not been cured within the time period set forth in
Article VIII of this

Agreement) or (y) the Agreement is terminated (A) by the Company pursuant to
Section 8.01(b)(ii) or 8.01(c) or (B) by Parent pursuant to 8.01(f)(i), 8.01(f)(ii) or 8.01(g) and, in each case, at the time the event giving rise to the right to so terminate this Agreement, such Third Party Acquisition Transaction proposal shall not have been withdrawn, and (iii) prior to twelve months after any termination of this Agreement the Company shall have entered into a definitive agreement for a Third Party Acquisition Transaction which constitutes a Superior Proposal, or a Third Party Acquisition Transaction which constitutes a Superior Proposal shall have been consummated, then the Company shall promptly, but in no event later than immediately prior to, and as a condition of, entering into such definitive agreement, or, if there is no such definitive agreement then immediately upon consummation of the Acquisition Transaction, reimburse Parent for the documented fees and expenses of Parent and the Purchaser relating to this Agreement and the transactions contemplated hereby (to the extent not previously reimbursed and without duplication of any amounts reimbursed pursuant to Section 8.03(b))not to exceed $1.0 million and pay Parent a Termination Fee of $4.75 million (it being understood that only one Termination Fee shall be payable pursuant to Section 8.03(b) and 8.03(c) in the aggregate), which amounts shall be payable by wire transfer of same day funds to an account designated by Parent.

     (d) The Company acknowledges that the agreements contained in Section 8.03(b) and (c) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.03(b) and (c), and, in order to obtain such payment, Parent or the Purchaser commences a suit that results in a judgment against the Company for the fee and expenses set forth in Sections 8.03(b) and
(c), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

     SECTION 8.04. Amendment. Subject to Section 1.03(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the Shareholders but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Shareholders hereunder without the approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 8.05. Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01. Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

     SECTION 9.02.  Entire Agreement; Assignment.

     (a) This Agreement (including the documents and the instruments referred to herein), the Tender and Voting Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.03. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION 9.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile (with receipt confirmed) to the respective parties as follows:

         If to Parent or the Purchaser:

              Yellow Corporation
              10990 Roe Avenue
              Overland Park, KS 66207
              Attention: William F. Martin, Jr.,
                         General Counsel
              Fax: (913) 696-6116

         with a copy to:

              Cahill Gordon & Reindel
              80 Pine Street
              New York, New York 10005
              Attention: W. Leslie Duffy, Esq.
              Fax: 212-269-5420

         If to the Company:

              Jevic Transportation, Inc.
              600 Creek Road
              Delanco, NJ 08075
              Attention: Harry J. Muhlschlegel
                         Chief Executive Officer and
                         Chairman of the Board
              Fax: (609) 764-7237

         with a copy to:

              Pepper Hamilton LLP
              3000 Two Logan Square
              Philadelphia, PA 19103
              Attention: Barry M. Abelson
              Fax: 215-981-4750

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.05. Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (b) In addition, each of the parties hereto agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New Jersey.

     SECTION 9.06. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.09, 3.02 and 6.05, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09.  Certain Definitions.  As used in this Agreement:

          (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

          (c) the term "subsidiary" or "subsidiaries", means, with respect to Parent, the Company, or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          (d) The term "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. sec. 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii);

          (e) The term "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes; and

          (f) the term "Termination Fee" means a fee payable by the Company to Parent pursuant to Section 8.03(b) or Section 8.03(c) of this Agreement.

     SECTION 9.10. Remedies. Except as set forth below, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of a termination of this Agreement pursuant to which a Termination Fee is paid pursuant to Section 8.03 hereof, the receipt of such Termination Fee shall serve as payment of liquidated damages with respect to any breach of this Agreement by the party paying such Termination Fee giving rise to such termination, and receipt of such Termination Fee shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          YELLOW CORPORATION

                                          By:     /s/ A. MAURICE MYERS

                                            ------------------------------------
                                            Name: A. Maurice Myers
                                            Title: President and Chief Executive
                                              Officer

                                          JPF ACQUISITION CORP.

                                          By:  /s/ WILLIAM F. MARTIN, JR.

                                            ------------------------------------
                                            Name: William F. Martin, Jr.
                                            Title: Vice President

                                          JEVIC TRANSPORTATION, INC.

                                          By:   /s/ HARRY J. MUHLSCHLEGEL

                                            ------------------------------------
                                            Name: Harry J. Muhlschlegel
                                            Title: Chairman and Chief Executive
                                              Officer

                                                                         ANNEX I

     Conditions to the Offer. Notwithstanding any other provisions of the Offer, in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the terms of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the regulations referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer, if (i) there are not validly tendered and not withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of Shares which represent at least 51% of the outstanding Common Shares on a fully diluted basis (including Common Shares issuable upon conversion of Class A Common Shares) on the date of purchase (the "Minimum Condition"), (ii) all of the outstanding Class A Shares are not validly tendered and not withdrawn prior to the Expiration Date, (iii) any applicable waiting periods under the HSR Act or any applicable foreign antitrust statute shall not have expired or (iv) at any time on or after June 6, 1999 and before the expiration of the Offer, any of the following events shall occur:

          (a) any law, statute, rule, regulation, ordinance or injunction is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action is taken by any Governmental Entity that would reasonably be expected to, directly or indirectly, (i) make illegal or otherwise directly or indirectly restrain or prohibit the acquisition by Parent or Purchaser of any Shares under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its material obligations under the Merger Agreement or the consummation of any purchase of Shares contemplated by the Merger Agreement, (ii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any portion of the business or assets of the Company or any Subsidiary or of Parent or any of its subsidiaries or compel the Company or Parent to dispose of or hold separate any portion of the business or assets of the Company or any Subsidiary or of Parent or any of its subsidiaries as a result of the Offer or the Merger, (iii) impose limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company or (iv) prohibit Parent or any of its subsidiaries from effectively controlling any portion of the business or operations of the Company or any Subsidiary; or

          (b) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (c) any event shall have occurred or condition exist that has or could reasonably be expected to have, a Material Adverse Effect on the Company (as defined in the Merger Agreement); or

          (d) (i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approves or recommends any proposal for an Acquisition Transaction with a Third Party or (ii) the Company enters into any agreement to consummate any Acquisition Transaction with a Third Party; or

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are not qualified as to materiality are not true and correct or the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality would not be true and correct, but for such qualification, and the events or conditions giving rise to such representations and warranties not being true and correct but for such qualification could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, in each case at the date of the Merger Agreement or at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date) which have not been cured within the time period specified in Article VIII of the Merger Agreement or the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration date, to the effect that the conditions set forth in this clause (e) have not occurred; or

          (f) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement or the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, that the conditions set forth in this clause (f) have not occurred; or

          (g) any shareholder party to any Tender and Voting Agreement shall have breached or failed to perform in any material respect any of such shareholder's obligations, covenants or agreements thereunder; or

          (h) all Consents of Governmental Entities and other Persons (other than lenders) listed in Section 4.05 of the Company Disclosure Statement shall not have been obtained with no material adverse conditions attached and no material expense imposed on the Company or any of the Subsidiaries; or

          (i) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.

                                        2